Issuer Free Writing Prospectus dated June 5, 2023

Filed Pursuant to Rule 433 under the Securities Act of 1933

Relating to the Preliminary Prospectus dated June 2, 2023

Registration Statement No. 333-272123

MAISON SOLUTIONS INC.

This free writing prospectus relates to the proposed public offering of Class A common stock of Maison Solutions Inc. (“we”, “us”, “our” or the “Company”) and should be read together with Amendment No. 1 to the Registration Statement on Form S-1 (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 2, 2023 for the offering to which this presentation relates and may be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/1892292/000121390023045855/fs12023a1_maison.htm

The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.

Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Joseph Stone Capital, LLC, 200 Old Country Rd #610, Mineola, NY 11501, or by calling (866) 866-1433, or contact Maison Solutions Inc. by calling (626) 737-5888.

This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective. The Company has filed a registration statement (including the Preliminary Prospectus) with the SEC in connection with the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus and the other documents the Company has filed with the SEC for more complete information regarding the Company and the offering. You may obtain these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.

Make Buying Fresh Groceries as Easy as Breathing Air Proposed Initial Public Offering June 2023

Forward Looking Statements This presentation contains forward - looking statements ( within the meaning of such term in Section 27 A of the Securities Act and Section 21 E of the Exchange Act ) about Maison Solutions Inc . based on management’s current expectations, which are subject to known and unknown uncertainties and risks and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information . The Company’s actual results could differ materially from those discussed due to several factors, including uncertainty as to its future revenue and profitability ; management of growth, ability to raise additional equity and debt financing on favorable terms ; competition ; general economic uncertainties ; our ability to open new stores on a timely basis or at all ; our ability to establish or maintain our center - satellite store network ; our ability to implement our multi - channel initiatives ; our ability to achieve sustained sales and profitable operating margins at new stores ; the availability of financing to pursue our new store openings on satisfactory terms or at all ; our ability to compete effectively with other retailers ; our ability to maintain price competitiveness ; the geographic concentration of our stores ; ongoing economic uncertainty ; our ability to maintain or improve our operating margins ; our history of net losses ; product supply disruptions in the delivery of perishable products ; negative effects to our reputation from real or perceived quality or health issues with our food products ; our ability to protect or maintain our intellectual property ; the failure of our information technology or administrative systems to perform as anticipated ; data security breaches and the release of confidential customer information ; our ability to retain and attract senior management, key employees and qualified store - level employees ; rising costs of providing employee benefits, including increased healthcare costs and pension contributions due to unfunded pension liabilities ; our ability to negotiate any future collective bargaining agreements ; changes to financial accounting standards regarding store leases ; changes in law ; additional indebtedness incurred in the future ; our ability to satisfy our ongoing capital needs and unanticipated cash requirements ; claims made against us resulting in litigation ; increases in commodity prices ; severe weather and other natural disasters in areas in which we have stores ; wartime activities, threats or acts of terror or a widespread regional, national or global health epidemic ; our high level of fixed lease obligations ; impairment of our goodwill ; and other risk factors listed in the Company’s Registration Statement on Form S - 1 , as filed with the Securities and Exchange Commission (SEC) . Maison Solutions is providing this information as of the date of this presentation and do not undertake any obligation to update any forward - looking statements contained in this presentation as a result of new information, future events or otherwise . FORWARD LOOKING STATEMENTS 2

Confidentiality This information is strictly confidential and is for you to familiarize yourself with Maison Solutions Inc . The information provided in this presentation should be kept confidential and should not be disclosed to any other parties without the Company’s prior express written permission . Disclaimer This presentation is being made in reliance upon Section 105 (c) of the U . S . Jumpstart Our Business Startup Act of 2012 , and is intended solely for qualified institutional buyers and for institutions that are accredited investors, each as defined in Rule 501 of the SEC . This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of any securities in any jurisdiction in which such an offer, sale or solicitation would be unlawful prior to registration or qualification under applicable securities laws . Any such offering of securities will only be made by means of a registration statement (including a prospectus) filed with the SEC, and any such sale will occur only after such registration statement has been declared effective by the SEC . DISCLAIMERS 3

Contents 1. OFFERING SUMMARY 2. INTRODUCTION 3 . BUSINESS MODEL 6. FINANCIAL HIGHLIGHTS 4. GROWTH STRATEGY 5. LEADERSHIP 7. APPENDIX 4

OFFERING SUMMARY 1 5

OFFERING SUMMARY Issuer: Maison Solutions Inc. Proposed Exchange/Symbol: Nasdaq: MSS (Class A Shares) Transaction Type: Initial Public Offering (IPO) Estimated Deal Size $15 million (Before Over - allotment) Proposed Offering Price: $4.00 Use of Proceeds: Planned Acquisitions; Renovation of Existing Stores; Debt Paydown; General Corporate Purposes Over - allotment Option: Up to 15% Lock - up Provision: 12 Months (Directors; Executive Officers; Existing Beneficial Owners of >5% of Outstanding Class A Common Stock) Underwriter: Joseph Stone Capital, LLC 6

INTRODUCTION 2 7

ABOUT US ▪ Fast - growing, specialty grocery retailer offering traditional Asian food and merchandise to modern U.S. consumers, particularly to Asian - American communities ▪ Committed to providing Asian fresh produce, meat, seafood, and other daily necessities that cater to traditional Asian - American family values and cultural norms, while also appealing to younger generations and diverse makeup of communities in which we operate ▪ Four stores owned under brand HK Good Fortune (HKGF); investment in import/export wholesaler (Dai Cheong Trading) in Southern California Making grocery shopping enjoyable, affordable and efficient 8

INVESTMENT HIGHLIGHTS ▪ Catering to large and growing market ▪ Significant market opportunities ▪ Multi - channel store network to better serve local communities and neighborhoods ▪ Vertically integrated supply structure/cost - efficient supply chain ▪ Partnerships to help foster online app development and updates to better target and attract wider variety of customers ▪ Aggressive expansion plans ▪ Strong and experienced leadership team 9

COMPETITIVE STRENGTHS Vertically Integrated Supply Structure – Ownership stake in Dai Cheong Trading Company (importer of food/groceries from Asia) ▪ Plan to acquire remaining 90% stake post - IPO ▪ 100% ownership will allow us to offer wider variety of products and ensure preferred wholesale pricing Cost Efficient Supply Chain ▪ Work with two primary wholesale agents to reduce time and cost spent developing relationships with individual vendors Superior Customer Proposition/Focus on Safety ▪ Maintain stringent quality control procedures across supply chain to ensure we carry the freshest products available at competitive prices ▪ Multiple layers of daily store - level, product specific quality control ▪ Require distributors to commit to quality control 10

BUSINESS MODEL 3 11

STRATEGIC BUSINESS MODEL Multi - Channel Store Network Center - Satellite store model combines with revamped mobile app and online mini - programs to provide consistent shopping experience whether online or offline, satisfying needs of diverse customer base Meal Solutions Supermarket “3R Foods” (ready - to - cook, ready - to - heat, ready - to - eat) strategy offers variety of selection at affordable prices; popular with millennial & Gen Z cohorts Strategic Partnership with JD.com ▪ Only North American retail partner for JD.com ▪ Focused on joint development of new stores, cloud - based operating system, newly designed mobile app, and bi - direction wholesale in U.S. Core Business Model Physical Store Fresh Food Delivery In - Store Pickup Ready to Cook Ready to Heat Ready to Eat 12

MULTI - CHANNEL STORE NETWORK Unique multi - channel model uses center stores and surrounding satellite stores with mobile enablement to fulfill online and in - store orders, creating full network of penetration and coverage Center - Satellite Stores ▪ Allows for quick expansion at lower cost ▪ Permits last - mile logistics ▪ Each store functions as grocery store and mini warehouse ▪ Achieves quick fulfillment and supply chain coverage 25,000+ sq - ft floor area Warehousing & distribution 13

ONLY TRUE MULTI - CHANNEL & FULL COVERAGE SHOPPING EXPERIENCE A multi - channel, full - coverage grocery shopping experience to meet needs of all customers. Convenience Store In - store Pickup Fresh Food Delivery Sub - burb Coverage Rich Asian Products Offering * Based on Maison Solutions predictions. * 14

▪ Growing demand for ready - to - heat, ready - to - cook and ready - to - eat (3R) products ▪ Well suited to current lifestyle of younger customers MEAL SOLUTIONS SUPERMARKET (MSSM) STRENGTH Gourmet Dinning In - store dining areas with restaurant - grade Asian gourmet for dine - in or grab - and - go More Packaged Products More packaged meat, seafood and other fresh produce for customer convenience with solid margin potential Prepared Dishes (3R) Variety of 3R foods to provide convenience to customers, especially Millennials and Gen Z, at attractive prices Satellite Store Offerings 15

MSSM – THE NEXT HOT MARKET IN THE GROCERY INDUSTRY


U.S. Ready Meals Market
size, by product, 2020 - 2030 (USD Billion)
$45.1B
$46.5B
2020 2021 2022 2023 2024 2025 2026 2027 2028 2029 2030
Frozen Chilled Canned Shelf-stable
GRAND VIEW RESEARCH
4.2%
U.S. Market CAGR, 2022 - 2030
Source: www.grandviewresearch.com



Nuty launched ready-to-eat meals and curries with up to 60-day shelf life in India

FiveStar Gourmet Foods launched Simply Fresh 2Go prepared meals for school, food service and retail channels in the U.S.

"Grocery transformation to cover food and dining is the current trend in retail. Millennial and Generation Z become the main customer base. The customers care about quality and convenience way more than the cooking itself. Dining and grocery convergence brings new ideas to both industries." – Yi Hou, VP of Alibaba

16

* Grand View Research – https://www.grandviewresearch.com/industry-analysis/ready-meals-market

STRATEGIC PARTNERSHIP WITH JD.COM Store Expansion Plan to expand store network across U.S. Wholesale Conditional exclusive U.S. right to wholesale of leading overseas brands JD to help sell our most popular products globally through its robust eCommerce platform Multi - channel Upgrades Further optimize multi - channel model to achieve real - time and dynamic online and offline interactions, logistics, distribution and food services ▪ Formed strategic partnership with global retail giant, JD.com, in 2020 to empower stores, technology capabilities and accelerate market expansion ▪ Collaborate to fully upgrade first satellite store empowered by JD.com 17

PLANNED WHOLESALE & MULTI - CHANNEL UPGRADES ▪ Conditional exclusive U.S. rights to wholesale of leading overseas brands through Dai Cheong Trading ▪ JD.com to sell most top popular products to the rest of the world through its robust eCommerce platform ▪ Leverage technology in data connection, supply chain and retail to continue upgrading multi - channel model ▪ Further streamline processes for order management, inventory management, and store digital transformation Multi - Channel Upgrades Bi - Direction Wholesale * * System design prototype screens, subject to change 18

STORE NETWORK EXPANSION PLAN ▪ In partnership with JD.com, continue to expand footprint through new store openings, focusing on center stores first with satellite stores to follow ▪ On schedule to open flagship store in Rowland Heights, CA this year; will become largest and most advanced Asian grocery supercenter in California Boston San Francisco New York Flagship Store Rowland Heights, CA Houston 19

GROWTH STRATEGY 4 20

AGGRESSIVE GROWTH STRATEGY Short - Term [12 - 24 Months]: ▪ Focus on growing market of younger consumers ▪ Establish and open first Meal Solutions Supermarket satellite store powered by partner JD.com ▪ Further integrate supply chain with Dai Cheong Trading ▪ Enrich product catalog through JD. com partnership Mid - Term [3 - 5 Years]: ▪ Open additional center stores in new metro areas via acquisitions ▪ Continue to upgrade existing stores and warehouses in California ▪ Open new satellite stores to penetrate local communities (such as those near universities) ▪ Continue to invest in technology and improve mobile customer experience ▪ Optimize supply chain and logistics systems to improve last - mile logistics capabilities with support from JD.com Long - Term: ▪ Continue to expand satellite store footprint to cover major metro areas on the east and west coasts ▪ Collect customer shopping data (privacy protected) for precision marketing ▪ Introduce social community outreach to allow customers to share tips for healthy shopping and dining 21

CORE TEAM 5 22

LEADERSHIP TEAM John Xu, Chairman, President and CEO ▪ Extensive business operation experience; significant expertise in investments, strategic management and retail enterprises; keen market sense and deep understanding of cross - border investment environments ▪ Previous director and President of J&C International Group LLC, a cross border investment firm ▪ Former director and President of Ideal City Realty, LLC, a real estate investment firm Alexandria Lopez, CFO ▪ Significant financial and accounting expertise ▪ Former VP and CFO of J&C International Group LLC ▪ Former Payroll and Account Manager at Reliable Resources Inc. ▪ Proud U.S. Veteran Tao Han, COO ▪ Considerable retail supermarket managerial experience ▪ Former MSS General Manager of its retail stores in San Gabriel, El Monte and Monrovia, California ▪ Previous Marketing Manager for Hema Fresh (China) ▪ Former Administrative Manager for Yonghui Supermarket (China) Chris Zhang, VP - Corp. Development & Strategy ▪ Well versed in Chinese and American culture with significant experience in business operations, asset optimization and strategy ▪ Previously specialized in organizational transformation and strategic business development at CAPCO, a leading business consultancy 23

INDEPENDENT DIRECTORS Bin Wang ▪ 30+ years of management experience; substantial expertise and resources in financial services ▪ Managing Director of Eon Capital International Ltd, an advisory service company ▪ Former Chairman and CEO of Alberton Acquisition Corp. ▪ Previous experience in commercial banking in the U.S. domestic Asian market, including with Chemical Bank, Chase International Financial Services and JP Morgan Chase ▪ Former independent director of Sky Digital Stores Corp., participating in its public listing process Mark Willis ▪ Substantial business management and finance experience; expertise and resources in financial services ▪ Founder and CEO of ParQuest Consulting ▪ Various prior roles spanning 17 years at Morgan Stanley Wealth Management ▪ Member of transition team of New York City Mayor Eric Adams Dr. Xiaoxia Zhang ▪ Consultant for several Chinese companies with U.S. operations, focusing on strategy, resourcing, technology and supply chain management ▪ Deputy Director of Renmin University of China Lifelong Learning Center ▪ Previously served as Chairwomen of Zhongguancun Dongsheng New Urbanization Industry Alliance and Vice Dean of Tianjin Bohai Urban Development Research Institute ▪ PhD in environment science from Peking University 24

FINANCIAL HIGHLIGHTS 6 25

INCOME STATEMENT HIGHLIGHTS Nine Months Ended January 31, Year Ended April 30, 2023 (Unaudited) 2022 (Unaudited) 2022 2021 Net sales $41,215 $31,075 $41,984 $41,195 Gross profit $9,400 $6,274 $8,287 $8,310 Gross margin 22.8% 20.2% 19.7% 20.2% Other income, net $1,322 $41 $156 $969 Net income (loss) $1,228 ($698) ($655) $1,027 Earnings per share $0.06 ($0.05) ($0.04) $0.06 Weighted average common shares outstanding 16,000 16,000 16,000 16,000 ($ in thousands, except per share data) 26 Strong revenue and gross margin growth for 2023 nine - month period

BALANCE SHEET & CASH FLOW HIGHLIGHTS January 31, 2023 April 30, 2022 (Unaudited) Balance sheet data: Cash and cash equivalents $2,580 $898 Total current assets $7,248 $9,058 Total assets $30,358 $26,100 Total current liabilities $7,801 $7,543 Total liabilities $29,976 $26,947 Total stockholders’ deficit ($381) ($847) Total liabilities and stockholders’ deficit $30,358 $26,100 Cash flow data: Net income (loss) $1,228 ($698) Net cash provided by operating activities $364 $645 Net cash provided by (used in) investing activities $1,886 ($649) Net cash provided by (used in) financing activities ($641) $2,429 Total cash and restricted cash $2,581 $3,213 ($ in thousands, except per share data, ) 27

APPENDIX 7 28

SHARE CLASS CLASSIFICATION ▪ As of January 31, 2023: ▪ 13,760,000 shares of Class A common stock issued and outstanding. Class A common stock entitled to one vote per share ▪ 2,240,000 shares of Class B common stock issued and outstanding. Class B common stock entitled to ten votes per share 29

USE OF PROCEEDS Net proceeds from this offering estimated at ~$15 million (~$17.25 million) if underwriters exercise full over - allotment option to purchase additional shares from us based on assumed IPO price of $4/share, and after deducting estimated underwriting discounts and commissions, and estimated offering expenses payable by us. Currently intend to use net proceeds from offering primarily for new store acquisitions and expansion, including opening new stores and the acquisition of businesses and supermarkets that complement our business. Intend to use net proceeds, as described above, to: ▪ Complete acquisitions and expansion, including acquisition of remaining 90% equity interests in (a) Alhambra Store from Grace Xu (wife of our CEO), and (b) Dai Cheong from our CEO by paying off SBA loans held by each entity of approximately $2.0 million and $2.4 million, respectively, as partial consideration for such acquisitions ▪ Open new center stores, including flagship store in Rowland Heights, California ▪ Repay two outstanding loans of ~$0.4 million with American First National Bank (interest rate of 4.5% per annum maturing on March 2, 2024) ▪ Research and develop operating systems with JD.com, including updating ERP and POS systems ▪ Make upgrades and renovations to existing stores ▪ Develop online business 30

RELATED PARTY TRANSACTIONS Summary of related party transactions since July 2019; currently proposed transactions in which we were or are an expected participant in which any of our directors, executive officers, or holders of more than 5% of our capital stock, or any affili ate or member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest. Most of the se transactions are between John Xu, our majority shareholder, chairman of the board and chief executive officer, and the company. 31

Make Buying Fresh Groceries as Easy as Breathing Air maisonsolutionsinc.com info@maisonsolutionsinc.com 127 N Garfield Ave. Monterey Park, CA 91754